UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

WINTON FUTURES FUND, L.P. (US)
(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation or organization)		84-1008601 (I.R.S. Employer Identification No.)

c/o ALTEGRIS PORTFOLIO MANAGEMENT, INC. 1202 Bergen Parkway, Suite 212 Evergreen, Colorado 80439 (Address of principal executive offices) (zip code)

David Mathews Altegris Investments, Inc. 1200 Prospect St., Suite 400 La Jolla, California 92037

(858) 459-7040 (Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________
Copies to:

Nathan A. Howell Sidley Austin LLP One South Dearborn Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act:                None

Securities to be registered pursuant to Section 12(g) of the Act:                Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

i

WINTON FUTURES FUND, L.P. (US)

Item 1: BUSINESS

WINTON FUTURES FUND, L.P. (US)

ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to Winton Futures Fund, L.P. (US) (the “Partnership”), to which Altegris Portfolio Management, Inc. (d/b/a APM Funds), an Arkansas corporation, acts as general partner (“APM Funds “ or the “General Partner”).

General Development of Business

The Partnership is a limited partnership organized under the Colorado Uniform Limited Partnership Act (the “CULPA”) in March 1999.  The Partnership’s business is the speculative trading and investment in international futures, options and forward markets.  The Partnership commenced its trading and investment operations in November 1999.  Under the Partnership’s First Amended Agreement of Limited Partnership (the “Partnership Agreement”), the General Partner has sole responsibility for management and administration of all aspects of the Partnership’s business.  Investors purchasing limited partnership interests (the “Interests”) in the Partnership (“Limited Partners”) have no rights to participate in the management of the Partnership.  APM Funds is currently registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).  The Partnership has retained Winton Capital Management Limited (the “Advisor”), a United Kingdom company, to act as trading advisor to the Partnership and to manage the Partnership’s trading and investment operations.  Interests are sold through Altegris Investments, Inc. (“Altegris Investments”), an affiliate of APM Funds, and through other non-affiliated broker-dealers.  Altegris Investments is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (“FINRA”) and is also registered with the CFTC as an introducing broker (“IB”) and commodity trading advisor (“CTA”), and is a member of the NFA. Altegris Investments also provides administrative services to the Partnership.

The Partnership’s term will end upon the first to occur of the following:

•	December 31, 2035;

•
receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Interests then outstanding, notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such dissolution;

•	withdrawal (including withdrawal after suspension of trading), admitted or court decreed insolvency or dissolution of the General Partner;

•	termination of the Partnership pursuant to the terms of the Partnership Agreement; or

•	any event that makes it unlawful for the existence of the Partnership to be continued or requiring termination of the Partnership.

The Partnership is not required to be, and is not, registered under the Investment Company Act of 1940, as amended.

The Partnership’s business constitutes only one segment for financial reporting purposes (i.e., a speculative commodity pool).  The Partnership does not engage in sales of goods or services.

As of June 30, 2008, the aggregate net asset value of the Interests in the Partnership was $200,263,221.  The Partnership operates on a calendar fiscal year and has no subsidiaries.

Narrative Description of Business

(i)           General

Capital contributions by a single subscriber for any class of Interest, upon acceptance of the subscriber as a Limited Partner, represent a single interest in the Partnership for that subscriber’s respective class of Interest.  An Interest in each class reflects a Partner’s percentage of the Partnership’s net assets with respect to the class of Interest owned by the Partner.  Although separate classes of Interests are offered, all capital contributions to the Partnerships are pooled by the Partnership and traded as a single account.  The principal differences among the separate classes of Interests are based on minimum investment amounts, corresponding fees and/or distribution channels through which subscribers purchase Interests.  Otherwise, holders of Interests, regardless of which class, participate pro rata in the profits and losses of the Partnership and have identical rights, as Limited Partners, under the Partnership Agreement.

The Partnership currently offers three classes of Interests – Class A, Class B and Institutional Interests.

Class A Interests are generally intended for Limited Partners who purchase Interests through a broker in an amount of up to $1,499,999.

Class B Interests are generally intended for Limited Partners who purchase Interests through a fee-based advisory program in an amount of up to $1,499,999.

Institutional Interests are generally intended for Limited Partners that (i) initially purchase at least $1.5 million in Interests regardless of whether they purchase their Interests through a broker or a fee based advisory program or that are (ii) entities or individuals (including their affiliates) that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.  The General Partner, its affiliates and their employees are eligible to purchase Institutional Interests.

(ii)          The General Partner

The General Partner of the Partnership, Altegris Portfolio Management, Inc. is an Arkansas corporation formed in 1985 as Rockwell Futures Management, Inc (“Rockwell”).  It has been registered with the CFTC as a CPO since November 1985, and has been a member of the NFA in that capacity, since December 1985.  In July 2002, all of the outstanding shares of Rockwell were sold to Altegris Capital, L.L.C. (“Altegris Capital”) and its name was changed to Altegris Portfolio Management Inc.  In 2007, the General Partner began doing business as “APM Funds.”  APM Funds’ principal office is located at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439 and its telephone numbers there are 858-875-8725 or 888-351-8485 and its facsimile number is 303-674-0437.  APM Funds also maintains an office at 1200 Prospect Street, Suite 400, La Jolla, California 92037 and its telephone number there is 858-459-7040 and its facsimile number is 858-456-9209.

(iii)         The Advisor

Winton Capital Management Limited, a United Kingdom company, became registered with the CFTC as a CTA in January 1998 and as a CPO in December 1998.  It is a member of the NFA.  The Advisor is also authorized and regulated by the United Kingdom’s Financial Services Authority (FSA).  The Advisor was established in 1997 and specializes in systematic trading using advanced scientific methods.  The Advisor since inception has traded, and continues to trade, on over 120 futures, options and forwards markets worldwide pursuant to various proprietary models based on statistical properties of market behavior.

(iv)         The Trading Program

The Partnership is designed to produce long-term capital appreciation through growth, and not current income.  APM Funds has selected the Advisor to trade one of the Advisor’s proprietary trading models, the Winton Diversified Program (the “Program”), on behalf of the Partnership.  Since October 1997, the Advisor has managed 147 client accounts pursuant to the Program, of which 46 remained open as of January 2008.  The Advisor currently has the authority to trade the Program in all the easily accessible and liquid commodity interests (comprising international futures, options and forward markets) that it practically can, which currently consists mainly of commodity interests that are futures, options and forward contracts and certain over-the-counter (OTC) products, such as swaps in the following areas: stock indices, bonds, short term interest rates, currencies, precious and base metals, grains, livestock, energy and agricultural products.

The Advisor’s investment technique in trading the Program consists of trading a portfolio of more than 100 commodity interests (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide, employing a computerized, technical, principally trend-following trading system.  This system tracks the daily price movements and other data from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk.  If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

The trading methods applied by the Advisor to trade the Program on behalf of the Partnership are proprietary, complex and confidential.  As a result, the following explanation is of necessity general in nature and not intended to be exhaustive.  The Advisor plans to continue the research and development of its trading methodology and, therefore, retains the right to revise any methods or strategy, including the technical trading factors used, the commodity interests traded and/or the money management principles applied.

The Program traded by the Advisor pursues a technical trend-following system.  Technical analysis refers to analysis based on data intrinsic to a market, such as price and volume.  This is to be contrasted with fundamental analysis which relies on factors external to a market, such as supply and demand.  The Program uses no fundamental factors.

A trend-following system is one that attempts to take advantage of the observable tendency of the markets to trend (that is, to move from one price point to another, either higher or lower over a period of time), and to tend to make exaggerated movements in both upward and downward directions as a result of such trends.  These exaggerated movements are largely explained as a result of the influence of crowd psychology or the herd instinct, amongst market participants.

The Advisor developed the Program by relating the probability of the size and direction of future price movements with certain indicators derived from past price movements which characterize the degree of trending of each market at any time.

The Program is non-discretionary.  Trade selection is not subject to intervention by the Advisor and therefore is not subject to the influences of individual judgment.  As a mechanical trading system, the Program itself embodies the tools required to analyze market data and direct trades, thus eliminating the risk of basing a trading program on one indispensable person, and the Program’s output is rigorously adhered to in trading the portfolio and no importance is given to any external or fundamental factors.

The Advisor will select the type of order to be used in executing each trade on behalf of the Partnership and may use any type of order permitted by the exchange on which the order is placed.  The Advisor may place individual orders for each account it trades, or a block order for all accounts it trades, in which the same commodity interest is being cleared through the same clearing broker.  In the latter instance, the Advisor will allocate trades to individual accounts using a proprietary algorithm.  The aim of this algorithm is to achieve an average price for transactions as close as mathematically possible for each account.  This takes the form of an optimization process where the objective is to minimize the variation in the average traded price for each account.  On occasion, it may direct the clearing broker for the accounts to employ a neutral order allocation system to assign trades.   Partial fills will be allocated in proportion to account size.

The trading strategy and account management principles of the Program described above are factors upon which the Advisor will base its trading decisions.  Such principles may be revised from time to time by the Advisor as it deems advisable or necessary.  Accordingly, no assurance is given that all of these factors will be considered with respect to every trade or recommendation made on behalf of the Partnership or that consideration of any of these factors in a particular situation will lessen the risk of loss or increase the potential for profits.

(v)          Use of Proceeds

In general, the Advisor uses between 10% and 30% of the Partnership’s assets as initial margin or as option premiums, but depending on market factors, that amount could change significantly.  For example, exchanges will impose, and may increase margin requirements on, particularly volatile futures contracts, or may reduce margin requirements on those contracts the trading of which is thought to require market stimulation.  Similarly, exchanges impose margin requirements on writers of options in amounts based on the margin required for the futures contract(s) underlying the options, plus an amount substantially equal to the current premium for the options – which in each case will fluctuate as exchanges change margin requirements in response to trading in the markets.  All of the Partnership’s assets are available for margin.

Due to the high degree of leverage available in the futures markets (the margin deposits required to initiate individual futures positions typically range from as little as 2% up to no more than approximately 25% of contract value, and maintenance margins tend to be significantly lower), the Partnership ordinarily holds futures positions with a gross value ranging between two times and four times its net asset value, but may hold positions with a gross value outside this range from time to time.

The Partnership’s portfolio, as traded by the Advisor pursuant to the Program, consists primarily of commodity interests that are futures, options and forward contracts and certain over-the-counter (OTC) products, such as swaps in the following areas: stock indices, bonds, short term interest rates, currencies, precious and base metals, grains, livestock, energy and agricultural products.  The percentage of the Partnership’s assets allocated to any specific type of commodity interest or contract traded by the Program will vary from time to time.

Between 10% and 30% of the Partnership’s assets generally is deposited in the Partnership’s brokerage accounts, currently at Newedge USA, LLC (“Newedge”), the Partnership’s clearing broker, and/or Newedge Alternative Strategies, Inc. (“NAST”)

(which may from time to time execute spot and other over-the-counter foreign exchange transactions as a counterparty to the Partnership), and is available for trading by the Advisor.  The Partnership may also retain other brokers and/or dealers from time to time to clear or execute a portion of Partnership trades made by the Advisor pursuant to the Program.  Newedge maintains the Partnership’s assets in cash or Treasury securities and credits the Partnership with interest on those assets.

A portion of the Partnership’s assets is deposited in an account in the custodial department of The Northern Trust Company, and invested in U.S. government securities, commercial paper and/or other types of high quality interest-bearing obligations at the direction of Horizon Cash Management, L.L.C. (“Horizon”).  Horizon is registered with the SEC as an investment adviser.  Horizon may use sub-advisors to attempt to increase yield.  Horizon receives fees for its services.

The balance of the Partnership’s assets is deposited in bank accounts at Wilmington Trust Corporation and is used to pay Partnership operating expenses.  The percentage of the Partnership’s assets deposited with various firms is subject to change in the General Partner’s sole discretion.

Charges

The Partnership pays all of its ongoing liabilities, expenses and costs, including the charges described in the table below.  Additional explanation of certain terms used in the chart below immediately follows it.

Fees Paid by the Partnership to Certain Entities
Entity	Form of Compensation	Amount of Compensation
APM Funds	Management fee
Class A Interests:  0.104% of the management fee net asset value of the capital account balances of all Class A Interests (1.25% per annum).

Class B Interests:  0.104% of the management fee net asset value of the capital account balances of all Class B Interests (1.25% per annum).

Institutional Interests: 0.0625% of the management fee net asset value of the capital account balances of all Institutional Interests (0.75% per annum).

Altegris Investments, other selling agents and other appropriately registered persons	Selling commissions and continuing compensation
Class A Interests: 0.166% of the month-end net asset value apportioned to each Class A Interest sold by selling agents (2% per annum). Net asset value as used in this computation is prior to any adjustment for subscriptions or redemptions effective for the end of the month.

Class A, B & Institutional Interests: Unless waived by a selling agent in whole or in part, a selling agent may charge a commission which will be paid by the subscriber to the selling agent in an amount up to 3% of the value of the Interests purchased. Any commission, if charged, will not be included as part of a subscriber’s capital contribution to the Partnership.

The Advisor	Management Fee Incentive fee
0.083% of the management fee net asset value (described below) of the capital account balances of all Interests (1.0% per annum).

20% of quarterly trading profits applicable to each Class of Interests is paid to the Advisor.

Newedge and NAST	Brokerage commissions, fees and interest income
Brokerage commission charges of $9.75 per round-turn for trades on both U.S. exchanges and most foreign exchanges.  Brokerage commissions for certain contracts on some foreign exchanges may be substantially higher.  Transaction fees for spot and forward currency trades are at the rate of $25.00 per USD $1 million or foreign currency equivalent traded.  Certain additional charges may also apply.  Commission rates per round-turn charged by clearing brokers other than Newedge, if utilized by the Partnership, may differ and could be higher.  Newedge and/or NAST retain a portion of the interest income earned on the Partnership’s assets.

Altegris Investments (as Introducing Broker)	Brokerage commissions, transaction fees and interest income
Newedge and/or NAST will pay Altegris a portion of the brokerage commissions and transaction fees received from the Partnership (approximately 0.30% of the Partnership’s net asset value per annum).  They will also pay Altegris Investments a portion of the interest income received on the Partnership’s assets (approximately 0.20% of the Partnership’s net asset value per annum).

APM Funds and various service providers	Periodic operating expenses, fixed administrative fee and other expenses
Actual operation expenses incurred by the Partnership.  A fixed administrative fee is charged to Class A and Class B Interests equal to 0.0275% of the management fee net asset value of the capital account balance of all Class A and Class B Interests from June 2008 forward, which fee is payable to APM Funds to help defray the ongoing expenses of operating the Partnership (0.333% per annum).

Extraordinary expenses	Not subject to estimate, none to date.

“Management fee net asset value” means the net asset value apportioned to each Partner’s capital account at the beginning of the month, before deduction for any accrued incentive fees related to the current quarter.

“Net asset value” means the Partnership’s total assets less total liabilities, determined according to the following principles, and where no such principle is governing, then on the basis of generally accepted accounting principles, consistently applied.  Net asset value includes any unrealized profit or loss on open commodity interest positions.  All open commodity interest positions are valued at their market value which means the settlement price determined by the exchange on which the trade is made or the most recent appropriate quotation supplied by the Partnership’s broker or banks through which the trade is made.  If there are no trades on the date of the calculation, the contract will be valued at the nominal settlement price as determined by the exchange.  U.S. Treasury bills (not futures contracts thereon) are carried at cost plus accrued interest.

“Trading profits” (for purposes of calculating incentive fees paid by the Partnership to the Advisor only) during a calendar quarter means: cumulative realized and change in unrealized profits and losses during the quarter which result from the Advisor’s trading (over and above the aggregate of previous period profits, if any, as of the end of any prior quarter); less brokerage commissions and fees.

        “Incentive fees” paid to the Advisor on trading profits are accrued for purposes of calculating net asset value only.  Incentive fees are calculated separately for each Partner’s Interest.  If trading profits for a quarter as to an Interest are negative, such losses shall constitute a “Carryforward Loss” for the beginning of the next quarter.  No incentive fees are payable as to any Interest until future trading profits as to that Interest for the following quarters exceed any Carryforward Loss.  Therefore, the Advisor will not receive an incentive fee unless it generates new trading profits for an Interest.  An incentive fee will not be refunded by virtue of subsequent losses. If a Partner makes a partial redemption from the Partnership when there is a Carryforward Loss with respect to its Capital Account, the amount of the Carryforward Loss for such Partner will be reduced for future periods by the ratio obtained by dividing the amount of the redemption by such Partner’s Capital Account prior to such redemption.  If all or some of a Partner’s Interest is redeemed at any time other than on a calendar quarter month-end, the effective date of such redemption will be treated as a calendar quarter month-end for purposes of determining the amount of such incentive fee and the definition of trading profits, and the applicable incentive fee at such time, will be charged to the redeeming Partner in the proportion that the redeemed Interest bears to such Partner’s total Interest immediately before the redemption.

The terms of the Partnership Agreement allow the General Partner, in its sole discretion, to charge fees to certain Limited Partners that differ from the fees generally applicable to holders of Class A, Class B and Institutional Class Interests.  The specific circumstances under which the General Partner may exercise such discretion are varied, and could include, but are not limited to, consideration as to the type of investor, size of investment and/or commitment for future additional investments.  Any determination to charge a different fee to certain Limited Partners does not affect fees charged to other Limited Partners.

Conflicts of Interest

APM Funds has not established any formal procedures to resolve conflicts of interest.  APM Funds attempts to monitor these conflicts but does not assure that these conflicts will not, in fact, result in adverse consequences to the Partnership.

Relationship between APM Funds and Altegris Investments

APM Funds and Altegris Investments are subsidiaries of the same holding company, Altegris Capital.  As general partner, APM Funds is responsible for, among other things, selecting the Partnership’s commodity broker and selling agents.  Altegris Investments is one of the selling agents for the Partnership.  As a selling agent for the Partnership, Altegris Investments receives continuing compensation from the Partnership in the form of a monthly fee allocable to the outstanding Class A Interests it sells, and may also receive selling commissions.  Altegris Investments may also receive from APM Funds a portion of its management fees.  Altegris Investments may remit all or a portion of the selling commissions, continuous compensation and/or management fees that it receives from the Partnership or APM Funds to its principals who are also principals of APM Funds.  As a result, APM Funds and its principals have a conflict of interest between their fiduciary duty to the Partnership to select selling agents that may act in the Partnership’s best interest and their interest, financial and otherwise, in having Altegris Investments act in such capacity for the Partnership.  In addition, APM Funds is responsible for selecting the Partnership’s trading advisor.  Because Altegris Investments, an affiliate of APM Funds, acts as an IB to Newedge and receives a portion of the brokerage commissions paid to Newedge and foreign exchange transaction fees paid to NAST by the Partnership, APM Funds has a conflict of interest between its interest in selecting the best trading advisor for the Partnership and its interest in selecting a trading advisor that may trade more frequently through Newedge (or another clearing broker for which Altegris Investments may act as IB for in the future) or NAST and in turn generate higher commission income for APM Funds’ affiliate, Altegris Investments.  In addition, Altegris Investments receives a portion of the interest income earned on the Partnership’s assets.  The terms upon which Altegris Investments renders services to the Partnership and receives commissions, interest and continuing compensation were not negotiated at arm’s length.

Altegris Investments Acts as the Partnership’s Introducing Broker

Altegris Investments is an IB to Newedge and has introduced the Partnership’s account to Newedge, which clears the Partnership’s futures trades.  Its affiliate, NAST, executes foreign exchange, spot and other over-the-counter transactions with the Partnership, as principal.  As such, Newedge pays Altegris Investments a portion of the brokerage commissions that are paid to it by the Partnership and NAST pays a portion of the transaction fees it receives (approximately 0.30% of the Partnership’s net asset value per annum) and a portion of the interest income that Newedge earns on the Partnership’s assets (approximately 0.20% of the Partnership’s net asset value per annum).  Although the portion of the brokerage commissions paid by Newedge, and transaction fees by NAST, to Altegris Investments on the Partnership’s trading was negotiated by APM Funds, the brokerage commission and transaction fee rate paid by the Partnership to Newedge and NAST was determined by APM Funds without negotiation.  Similarly the percentage of the interest income paid by Newedge to Altegris Investments was negotiated by APM Funds.  There is no guarantee that the commission rates the Partnership pays are the lowest rates available or that the Partnership might not receive more interest income from another futures commission merchant (“FCM”).  In fact, certain other accounts of the Advisor, Newedge (and its affiliates), NAST and Altegris Investments pay lower brokerage commission and transaction rates than those paid by the Partnership.  Future arrangements with clearing brokers other than Newedge, if entered into by the Partnership, could raise similar or different conflicts of interests, depending on the particular nature of any such arrangements.

Selling Agents and Continuing Compensation

Selling agents, including Altegris Investments, are engaged by the Partnership.  Selling agents receive continuing compensation based on the Interests sold by them that remain invested in the Partnership as of the end of each month.  Consequently, when advising clients whether to redeem their Interests, selling agents have a conflict of interest between maximizing the compensation they receive from the Partnership and giving financial advice to their clients that the selling agents believe to be in such clients’ best interests.

Other Investment Products and Customers/Compensation

Because APM Funds (an affiliate of Altegris Investments) acts as the Partnership’s general partner, and receives fees for its services in addition to those received by Altegris Investments for sales, the overall fees received by APM Funds and Altegris Investments could be higher than fees received by Altegris Investments for the sales of products for which it acts only as a selling agent.  Accordingly, Altegris Investments may have an incentive to offer and sell Interests in the Partnership instead of other products.  Altegris Investments may pay its registered representatives a higher level of compensation to sell Interests in the Partnership than it pays such representatives to sell other products, which would provide an incentive to sell Interests in the Partnership rather than other investment products.

Other Commodity Pools

APM Funds acts as the general partner for other pools.  It may have a financial incentive to favor those pools (or others it may form in the future) over the Partnership, for example if those other pools pay higher fees to APM Funds than the Partnership.

Possible Effects of Competition

Because other traders may use trading strategies similar to those of Winton, there may be competition for the same commodity interests.  Accounts currently managed by the Advisor seek execution of trading orders similar to those of the Partnership.  In addition, the Advisor, APM Funds, Altegris Investments, Newedge, NAST and their affiliates may trade for their own accounts or the accounts of their principals.  Accounts managed by the Advisor and its principals are aggregated for purposes of applying speculative position limits.  If those limits apply, the Partnership’s trading patterns could change.  It is possible that those persons may take positions either similar or opposite to or ahead of positions taken by the Partnership and may compete with the Partnership for commodity positions.  It is also possible that Newedge or NAST may have orders for certain trades from the Partnership and other accounts, including other pools operated by APM Funds, the Advisor or their affiliates, and the Partnership’s trades may be executed at more or less favorable prices.  CFTC regulations require that Newedge transmit all orders to the floor in the order in which they are received regardless of the source.  In addition, CFTC regulations prohibit commodity brokers from using knowledge of the Partnership’s trades for their or their other customers’ benefit.

Other Activities of Newedge and its Affiliates

        As part of their commodity brokerage services, certain account executives of Newedge, NAST and/or their affiliates offer and service discretionary and non-discretionary commodity account programs for customers.  The selection of commodity trades for such accounts is made by the particular account executive handling the accounts or by a CTA engaged for such purpose.  Neither Newedge nor NAST, and their respective employees and affiliates, will perform any advisory services for the Partnership.

Duties to Contract Markets and the NFA

Certain officers, directors, employees and principals of APM Funds, Altegris Investments, Newedge, NAST and the Advisor serve, and may serve, on various committees and boards of U.S. commodity exchanges and the NFA.  In that capacity, they may assist in establishing rules and policies, and have a fiduciary duty to the exchanges and NFA, and are required to act in their best interests, even if the action may be adverse to that of the Partnership.

Allocation of Profit and Loss

    Each Limited Partner and the General Partner has a capital account, the initial balance of which consists of such Partner’s original capital contribution to the Partnership.  The Partnership has established procedures in its Partnership Agreement for allocating net profit and net loss to each Partner’s capital account.  Net profit and net loss for a period, and other adjustments to a capital account, are allocated to each Partner’s capital account in proportion to the capital account balances of all Partners holding the same Class of Interest as such Partner, as of the beginning of each month.  Adjustments to Partners’ capital accounts will be made in respect of additions or withdrawals of capital, distributions, allocations of net profit or net loss, allocations of profits or losses for federal income tax purposes, and deductions for applicable management fees, incentive fees, continuing compensation, administrative fees (in varying amounts depending on the class of Interest acquired), and all other items chargeable against Partner capital accounts pursuant to the terms of the Partnership Agreement.

Reporting

Pursuant to current CFTC Regulations, the Partnership delivers a statement of account describing the Partnership’s monthly performance.  In addition, the Partnership delivers an annual audited financial statement containing certified financial statements prepared by an independent accounting firm as well as year-end tax information about the Partnership as necessary for Limited Partners to prepare their annual federal income tax returns within ninety (90) days of the Partnership’s fiscal year end.

Items 101(h)(4)(i) through (xiii) and (x) and (xi) are not applicable.

Regulation

APM Funds is registered with the CFTC as a CPO and the Advisor is registered with the CFTC as a CPO and CTA.  Both APM Funds and the Advisor are also members of the NFA.

The CFTC may suspend a CPO’s or CTA’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registrations of APM Funds or the Advisor were terminated or suspended, APM Funds or the Advisor, as applicable, would be unable to continue to manage the business of the Partnership.  Should APM Funds’ or the Advisor’s registration be suspended, termination of the Partnership might result.  In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short positions that any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

The Advisor is regulated by the Financial Service Authority of the United Kingdom.

All persons who provide services directly to the Partnership (as opposed to those persons who provide services through a third-party service provider) are employed by Altegris Investments. The Partnership has no employees of its own.

Item 2: FINANCIAL INFORMATION

(a)           Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to “Item 13: Financial Statements and Supplementary Data.”  The information contained therein is essential to, and should be read in conjunction with, the following analysis.

                (i)           Performance Summary

The tables that follow represent the actual performance of the Partnership for the previous five years and through the first eight months of 2008, net of fees and expenses as described below.  The performance in the tables is calculated on an accrual basis in accordance with the rules of the CFTC.  Past performance is not necessarily indicative of future performance.

In June 2008, the Partnership announced several changes to its fee and class structure effective as of July 1, 2008, including re-classifying former “Class B” Interests to be “Institutional” Interests, increasing fees applicable to “Class A” Interests, and offering  new “Class B” Interests with a fee structure different from that of “Class A” and “Institutional” Interests.

The Partnership began trading in November 1999 with a single class of interests (the “Original Interests”).  On June 17, 2005, the Partnership divided the Original Interests into two classes - Class A Interests and Class B Interests (now re-classified as “Institutional Interests”).  These Interests differed from the Original Interests, and each other, only in the fees that they paid.  Prior to June 2005, Original Interests were subject to a 1% annual management fee, 2% annual continuing compensation, 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $14 per round turn trade on US and most non-US exchanges.  From June 2005 through June 2008, Class A Interests were subject to a 0.75% annual management fee, 2% annual continuing compensation, a 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $9.75 per round turn trade on US and most non-US exchanges.  From June 2005 through June 2008, Class B Interests (now re-classified as “Institutional Interests”) were subject to a 1.75% annual management fee, a 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $9.75 per round turn trade on US and most non-US exchanges.

Effective July 1, 2008, Class A Interests are subject to a 2.25% annual management fee, 2% annual continuing compensation, a 20% incentive fee based on quarterly Trading Profits (if any), an annual fixed administrative fee of 0.33% and commissions of $9.75 per round turn trade on US and most non-US exchanges.  The increased fees currently applicable to Class A Interests do not apply to Class A Interests issued prior to July 1, 2008.  Newly-designated Class B Interests, as of July 1, 2008, are subject to a 2.25% annual management fee, a 20% incentive fee based on quarterly Trading Profits (if any), an annual fixed administrative fee of 0.33% and commissions of $9.75 per round turn trade on US and most non-US exchanges.  Institutional Interests, as of July 1, 2008, are subject to a 1.75% annual management fee, 20% incentive fee based on quarterly Trading Profits (if any) and commissions of $9.75 per round turn trade on US and most non-US exchanges.

Performance Tables:  January 2003 through August 2008

Class A

	2008	2007	2006	2005	2004	2003
January	3.72%	3.56%	3.76%	-5.49%	2.35%	6.26%
February	7.82%	-6.12%	-3.18%	5.32%	12.09%	12.15%
March	-1.04%	-4.08%	4.18%	4.08%	0.16%	-11.51%
April	-0.93%	5.88%	5.15%	-4.15%	-9.81%	2.04%
May	1.75%	4.58%	-2.86%	5.77%	-0.03%	9.01%
June	4.54%	1.64%	-1.30%	2.04%	-2.99%	-5.34%
July	-5.31%	-1.57%	-0.62%	-2.89%	0.70%	-4.67%
August	-3.33%	-1.05%	4.12%	7.48%	2.47%	0.71%
September	—	6.73%	-1.55%	-6.38%	5.30%	2.89%
October	—	2.18%	1.23%	-3.09%	3.85%	5.74%
November	—	2.30%	2.62%	6.50%	6.70%	-1.78%
December	—	-0.02%	1.61%	-4.66%	-0.56%	8.32%
Compounded Annual Rate Of Return	6.75% (8 mos)	14.02%	13.46%	3.05%	20.33%	23.39%

Class B

	2008	2007	2006	2005	2004	2003
January	3.80%	3.65%	3.85%	-5.49%	2.35%	6.26%
February	7.91%	-6.05%	-3.10%	5.32%	12.09%	12.15%
March	-0.96%	-4.00%	4.27%	4.08%	0.16%	-11.51%
April	-0.85%	5.97%	5.24%	-4.15%	-9.81%	2.04%
May	1.84%	4.67%	-2.79%	5.77%	-0.03%	9.01%
June	4.62%	1.73%	-1.22%	2.04%	-2.99%	-5.34%
July	-5.15%	-1.49%	-0.54%	-2.81%	0.70%	-4.67%
August	-3.17%	-0.97%	4.21%	7.58%	2.47%	0.71%
September	—	6.83%	-1.47%	-6.31%	5.30%	2.89%
October	—	2.26%	1.31%	-3.01%	3.85%	5.74%
November	—	2.39%	2.71%	6.59%	6.70%	-1.78%
December	—	0.06%	1.69%	-4.58%	-0.56%	8.32%
Compounded Annual Rate Of Return	7.64% (8 mos)	15.17%	14.58%	3.56%	20.33%	23.39%

Institutional

	2008	2007	2006	2005	2004	2003
January	3.80%	3.65%	3.85%	-5.49%	2.35%	6.26%
February	7.91%	-6.05%	-3.10%	5.32%	12.09%	12.15%
March	-0.96%	-4.00%	4.27%	4.08%	0.16%	-11.51%
April	-0.85%	5.97%	5.24%	-4.15%	-9.81%	2.04%
May	1.84%	4.67%	-2.79%	5.77%	-0.03%	9.01%
June	4.62%	1.73%	-1.22%	2.04%	-2.99%	-5.34%
July	-5.08%	-1.49%	-0.54%	-2.81%	0.70%	-4.67%
August	-3.10%	-0.97%	4.21%	7.58%	2.47%	0.71%
September	—	6.83%	-1.47%	-6.31%	5.30%	2.89%
October	—	2.26%	1.31%	-3.01%	3.85%	5.74%
November	—	2.39%	2.71%	6.59%	6.70%	-1.78%
December	—	0.06%	1.69%	-4.58%	-0.56%	8.32%
Compounded Annual Rate Of Return	7.79% (8 mos)	15.17%	14.58%	3.56%	20.33%	23.39%

(ii)           Capital Resources

Interests may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.

The amount of capital raised for the Partnership should not have a significant impact on its operations, as the Partnership has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses.  Within broad ranges of capitalization, the Partnership’s trading positions should increase or decrease in approximate proportion to the size of the Partnership.

The Partnership raises additional capital only through the sale of Interests and capital is increased through trading profits (if any) and interest income.  The Partnership does not engage in borrowing.

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Partnership’s FCMs and brokers may require margin in excess of minimum exchange requirements.

           All of the contracts currently traded by the Advisor on behalf of the Partnership are exchange-traded, although the Advisor is authorized to, and may in the future, trade over-the-counter contracts.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Partnership must rely solely on the credit of its respective trading counterparties, whereas exchange-traded contracts are generally, but no universally, backed by the collective credit of the members of the exchange.  In the future, the Partnership anticipates that it will enter into non-exchange traded foreign currency contracts and be subject to the credit risk associated with counterparty nonperformance.

The Partnership bears the risk of financial failure by Newedge, NAST or other clearing brokers or counterparties with which it trades.

(iii)           Liquidity

The Partnership’s assets are generally held as cash or cash equivalents, which are used to margin the Partnership’s futures positions and are withdrawn to pay redemptions and expenses as needed.  Other than any potential market-imposed limitations on liquidity, the Partnership’s assets are highly liquid and are expected to remain so.  Market-imposed limitations, when they occur, can be due to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Partnership’s futures trading.  Through June 30, 2008 the Partnership experienced no meaningful periods of illiquidity in any of the markets traded by the Advisor on behalf of the Partnership.

(iv)           Critical Accounting Policies

           Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.  Income and losses from the Partnership are allocated pro rata among the Partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Partnership Agreement.

The Partnership itself is not subject to federal income taxes; each Partner reports its allocable share of income, gain, loss, deductions or credits on its own income tax return.  The Partnership accounts for subscriptions, allocations and redemptions on a per Partner capital account basis.

           Cash equivalents (with the exception of certain instruments purchased under an agreement to resell) are stated at amortized cost, which approximates fair value. Instruments purchased under agreements to resell (with overnight maturities) are collateralized by U.S. Government and agency obligations and carried at the amounts at which the instruments will subsequently be resold plus accrued interest.

           The Partnership’s functional currency is the U.S. Dollar; however, it transacts business in currencies other than the U.S. Dollar.  Assets and liabilities denominated in currencies other than the U.S. Dollar are translated into U.S. Dollars at the rates in effect at the date of the statement of financial condition.  Income and expense items denominated in currencies other than the U.S. Dollar are translated into U.S. Dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. Dollars are reported in income currently.

           The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.  The General Partner believes, based on the nature of the business and operations of the Partnership, that the estimates or assumptions relating to the application of the Partnership’s critical accounting policies are reasonable and that the use of other subjective assumptions or estimates would not be likely to result in materially different results than those presented in the Partnership’s financial statements.

           (v)           Off-Balance Sheet Arrangements

           The Partnership does not engage in off-balance sheet arrangements with other entities.

           (vi)          Results of Operations

           The Partnership’s success depends primarily upon the Advisor’s ability to recognize and capitalize on market trends in the different and varied sectors of the global commodity futures market in which it trades.

           2008

Second Quarter 2008.  The Partnership was profitable during the second quarter of 2008.  Trading of commodity futures contracts by the Advisor on behalf of the Partnership achieved net realized and unrealized gains of $13,483,051, while brokerage commissions of $142,193 were incurred.  During the second quarter, the Partnership accrued total expenses of $3,732,695, including $2,686,346 in incentive fees, $530,354 in management fees paid to the General Partner, and $435,581 in service and professional fees.  The Partnership earned $958,284 in interest income during the second quarter of 2008.

April 2008 saw performance dip slightly negative, although energy was a stand-out performer, with the crude oil, unleaded gasoline and natural gas markets all contributing.  It was also a profitable month in grains.  However, the U.S. Dollar became somewhat range-bound while equities rallied against the Partnership’s overall small net short position.  Low exposure to considerable gyrations in short-term interest rates had little effect, but long-term bonds proved less successful.  Performance was positive in May of 2008, following small declines in March and April.  Five out of the nine sectors traded showed positive returns. The continued boom in crude oil prices dominated the month, and gold in particular resumed its uptrend, as did a number of base metals. Grains were mixed, tending to net against each other.  Small profits in short-term interest rates and currencies were offset by equivalent losses in bonds and equities.  The Partnership’s position in equities remained small during the period.  June of 2008 saw a sharp decline in global equity markets, as a technical bear market looked to be in place in the United States.  However, the Partnership was well positioned to benefit from these conditions, with equity indices accounting for nearly half the month’s positive return.  Commodity markets, in particular crude oil and grains, made significant contributions for the month.

           First Quarter 2008.  The Partnership was profitable during the first quarter of 2008.  Trading of commodity futures contracts by the Advisor on behalf of the Partnership achieved net realized and unrealized gains of $14,601,082, while brokerage commissions of $112,921 were incurred.  During the first quarter, the Partnership accrued total expenses of $3,583,236, including $2,930,377 in incentive fees, $404,467 in management fees paid to the General Partner, and $248,392 in service and professional fees.  The Partnership earned $974,544 in interest income during the first quarter of 2008.

January of 2008 saw a sharp decline in equities mirrored by rises in bonds and interest rate futures.  The Partnership’s exposure to the equity indices was small and decreased during the month, and was more than offset by long positions in interest rate futures that were the source of a major portion of the Partnership’s profits.  Sharply lower U.S. interest rates and rises in gold and agricultural and other commodity also benefited the portfolio’s established long positions, while offsetting losses were recorded in the energy sector.  Commodity markets experienced renewed strength in February.  The

Partnership’s long positions in grains, metals and energy all made positive contributions, while the U.S. Dollar renewed its overall decline towards the end of the month, causing the Partnership to profit from its long exposure to the Euro.  The Partnership lost ground in March against a background of acute and rising volatility across many markets and tightened liquidity.  Profits in March came from the currency and grain sectors, while intra-month spikes in gold and energy prices caused losses for the Partnership’s metal and energy sector positions.  Trading in most other sectors was flat, with losing sectors effectively cancelling out profitable ones.

2007

During 2007, the Partnership achieved net realized and unrealized gains of $13,737,417 from its trading of commodity futures contracts and incurred brokerage commissions of $673,161.  The Partnership accrued total expenses of $4,686,783, including $2,765,664 in incentive fees, $1,170,329 in management fees paid to the General Partner, and $750,790 in service and professional fees.  The Partnership earned $3,810,719 in interest income during 2007.  An analysis of the trading gains and losses (not adjusted for fees) by market sector for the year is as follows:

Sector	% Gain/Loss
-----------------------------------------------------------------------------------
Equity Index	0.09%
Grains	4.36%
Softs	(0.58)%
Interest Rate	3.41%
Metal	0.53%
Meats	0.14%
Energy	2.38%
Currency	5.04%
----------
Total Portfolio	15.36%

The Partnership generated strong gains for the year as trading by the Advisor on behalf of the Partnership generated profits in all but one of the market sectors traded in 2007.  The strongest gains were made in trading in currencies, grains, interest rate markets and energy sectors, while modest profits were made in metals, meats and equity index markets.  The Partnership suffered a small loss for the year in trading soft commodity futures contracts.

Fourth Quarter 2007.  The continuing weakening of the U.S. Dollar was the dominating theme in currency markets during October.  This led to strong gains in both the Partnership’s Euro and British Pound positions.  Other sources of profitable trading included the rally in crude oil and gold prices, moves which ensured strong performance in the Partnership’s energy and metals sectors.  In November, further credit market problems, continued housing slow down and increased expectation of further rate cuts from the Fed caused U.S treasuries to rally, and the Partnership posted strong sector gains in both long- and short-term interest rates.  Although small losses were posted in the equity index sector, the results were nonetheless very encouraging particularly in light of the sharp falls in equity markets around the world.  December saw strong gains in the energy and grain markets offset by losses in major bond markets.  Crude oil prices rallied over the course of December as fears over inventory levels reappeared.  Global bond markets sold off strongly over the first half of the month, in part due to strong U.S. economic data, and also as a result of the Fed’s decision to cut rates.

Third Quarter 2007.  The main losses for the month of July were posted in the equity index and interest rate sectors as investors began scaling back their risk appetite – leading to a 3.6% drop in the S&P 500 Index for July and a sizeable reduction in expected year-end U.S. interest rates.  Currency markets endured significant volatility in the month of August, with the New Zealand and Australian Dollars in particular coming under severe pressure.  As a result, currencies posted the biggest loss for the Partnership in August.  This effect was partly offset by strong gains in the fixed income sector as the markets re-assessed the ripple effects of continuing trouble in the credit markets.  In September, the continued weakness in the U.S. Dollar led to strong gains in the Partnership’s currency trades. Similar outperformance was seen in the grain markets, where government crop reports highlighting global supply constraints supported rising commodity prices.

Second Quarter 2007.  The continued recovery in global equity markets, coupled with the strength in both the Euro and British Pound currencies were the main drivers behind the strong in performance in April.  In May, equity markets continued to rally as a combination of merger and acquisition activity and a growing appetite for risk led to an increased demand for equities across the globe.  This fed into the fixed income markets, as bonds sold off and short-term interest rate expectations increased in both the United States and Europe.  Market volatility increased in June, leading to more strong returns for the Partnership in currency markets as the Euro and British Pound currencies in particular continued to strengthen against the Dollar.  Strong returns were also posted in June due to the Partnership’s exposure to fixed income markets, as both short- and long-term interest rate expectations rose.

First Quarter 2007.  The early rise in U.S. equity markets and the decline in crude oil prices led to significant gains in January, along with a surprise increase in U.K. interest rates, which led to strong performance from short-term interest rate positions.  The steady gains made in early 2007 in equities index positions and short-term rates were erased in several volatile trading sessions at the end of February 2007.  A sharp drop in the Chinese stock market sparked a sell-off in global equities which greatly affected fixed income markets.  In late February and early March, the Partnership’s portfolio experienced high levels of market volatility together with increased correlation across asset classes.  This led to significantly lower margin to equity and value at risk (“VaR”).  As March progressed, market volatility reduced and a recovery mainly in equity indices and currencies led to the Partnership finishing above the lows of the first few days of March.  Liquidity continued to remain strong across all asset classes.

2006

During 2006, the Partnership achieved net realized and unrealized gains of $5,465,654 from its trading of commodity futures contracts and incurred brokerage commissions of $676,866.  The Partnership accrued total expenses of $1,839,947, including $925,800 in incentive fees, $582,575 in management fees paid to the General Partner, and $331,572 in service and professional fees.  The Partnership earned $1,783,498 in interest income during 2007.  An analysis of the trading gains and losses (not adjusted for fees) by market sector for the year is as follows:

Sector	% Gain/Loss
-----------------------------------------------------------------------------------
Equity Index	10.92%
Grains	(0.79)%
Softs	(0.44)%
Interest Rate	(2.92)%
Metal	9.88%
Meats	(1.33)%
Energy	(2.83)%
Currency	3.52%
----------
Total Portfolio	16.01%

Trading by the Advisor on behalf of the Partnership generated overall gains for the year based primarily on profits generated in only three market sectors:  equity indices, metals and currencies.  The Partnership suffered small to moderate losses for the year in the grains, softs, interest rate, meats and energy trading sectors.

Fourth Quarter 2006.  The Partnership made a modest profit in October as strong equity markets were a central theme.  U.S. stock indices reached record levels and the metals sector enjoyed a similarly bullish month.  Energy prices declined amid volatility.  In November, currencies dominated activity at month end, as the U.S. Dollar came under significant pressure and foreign exchange volatility increased with the Euro leading the charge against the U.S. Dollar.  This led to strong gains in the currency sector, along with significant gains in equity index trading.  Losses in November stemmed primarily from the energy sector, but losses also came from the interest rate sector due to a flattening of the yield curve and from metals.  The equity index sector gained as equities continued their year long rally in December.  The portfolio experienced profits in the energy sector as well due to declines in crude oil and heating oil prices, tempered by losses in the interest rate sector.

Third Quarter 2006.  Global markets traded in a relatively low volume environment for the month of July, while short-term price volatility continued to create periods of intense activity.  Remarks by the Fed led to a significant rally in fixed income markets as expectations of further rate hikes receded.  The British Pound gained strongly against the U.S. Dollar.  Metals had a quieter July but still continued to exhibit significant price volatility.  The Partnership’s VaR remained at historically low levels throughout the month of July.  Solid gains were recorded in August in fixed income and currencies against modest losses in energies.  Currencies were the strongest performing sector as the result of market expectations for EU interest rate rises and poor economic data from Japan, which also assisted the strong gains in fixed income, as Japanese bonds surged and U.S. and European bonds moved higher.  Energies posted modest losses as prices fell throughout the month, while metals posted small gains.  The Partnership experienced solid performance in fixed income during September due to perceptions that the interest rate cycle had turned in the U.S.  Equities also rallied across Europe and Asia.  A combination of factors, including relative calm in the Middle East and growing crude inventories, led to a strong decline in the price of oil that caused the Partnership’s energy portfolio to be the worst performing sector in September.  Metals also declined, while currency markets were range bound.

Second Quarter 2006.  In April, the Partnership experienced strong gains led by the continuing surge in the metals and interest rate sectors, with modest to small gains in index trading and softs.  Currencies were the only sector to experience moderate losses, with the remaining sectors being either flat or slightly in the negative.  May saw a reversal to the negative side in several sectors, with the most notable being currencies.   In June, the Partnership’s portfolio experienced an increase in volatility in global financial markets that led to risk reduction in portfolios across the board.  This resulted in a subsequent decline in market activity for much of June.  Fixed income posted modest losses as did equity returns Energies produced modest gains as energy futures finished mostly higher on concern that peak gasoline demand during the holiday period will strain fuel supplies.

First Quarter 2006.  January saw strong gains in equities and metals against modest losses in fixed income and currency markets.  Higher equity and lower fixed income prices were largely a result of better than expected sentiment indicators and company earnings reports, with the currency markets remaining mostly directionless throughout the month.  Metal and energy prices were bolstered by continuing demand from China and the Iranian nuclear situation.  Sugar prices soared as Brazil announced it was directing sugar cane into the production of ethanol.  Currencies were the main focus of attention in the latter half of February, as the Yen enjoyed strong buying support. Gains were made in short-term rates as a strong U.S. economy led to a flattening yield curve.  As equity markets continued a bullish run, the energy sector in February experienced continued volatility.  In March, financial markets were somewhat range bound as foreign exchange markets in particular enjoyed a period of relative calm.  The majority of portfolio gains were made in the interest rate and metals sectors.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)           Market information

There is no trading market for the Interests, and none is likely to develop.  Interests may be redeemed or transferred subject to the conditions imposed by the Partnership Agreement.

(b)           Holders

As of September 1, 2008 the Partnership had 1,544 holders of Interests.

(c)           Dividends

APM Funds has sole discretion in determining what distributions, if any, the Partnership will make to its investors.  To date no distributions or dividends have been paid on the Interests, and APM has no present intention to make any.

Item 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The securities to be registered are Limited Partner Interests.  Each Limited Partner in the Partnership has a separate capital account.

Dividend Rights.  APM Funds has sole discretion in determining what distributions of profits and income, if any, are made to investors.  Due to the capital appreciation investment objective of the Partnership and the fact that Interests may be redeemed monthly (see below), APM Funds does not anticipate making distributions.

Redemption Provisions.  Limited Partners may require the Partnership to redeem some or all of their Interest in the Partnership as of the end of any month on fifteen (15) days’ prior written notice to APM Funds.  APM Funds may declare additional redemption dates upon notice to the Limited Partners.  Redemptions will be paid only if (a) all liabilities, contingent or otherwise, of the Partnership (except any liability to partners on account of their capital contributions) have been paid or there remains property of the Partnership sufficient to pay them as required under CULPA, and (b) APM Funds has received a timely request for redemption.  Upon redemption, a partner (or any assignee of whom the General Partner has received notice as described below) receives from the Partnership, an amount equal to the Net Asset Value of the Interest less any amount owing by such partner (and assignees, if any) to the Partnership.  The Partnership or APM Funds may call and redeem Interests owned by any or all Limited Partners for any reason and at any time.  The Partnership and APM generally intend only to call or redeem Interests for regulatory reasons and generally would effect such call or redemption on a pro rata basis to the extent practicable.  Payment of redemption proceeds generally is made within thirty (30) business days after the effective date of redemption, except that under certain special circumstances (for example, inability to liquidate commodity positions as of a date of redemption, or default or delay in payments due the Partnership from commodity brokers, banks, commodity pools or other persons) the Partnership may delay payment to partners requesting redemption of Interests of the proportionate part of the Net Asset Value of the Interests equal to that proportionate part of the Partnership’s Net Asset Value represented by the sums which are the subject of certain defaults or delays.

Voting Rights.  The Partnership Agreement gives APM Funds the exclusive power to conduct the business of the Partnership.  Limited Partners generally have no right to vote and have no right to participate in management of the Partnership.  If APM Funds deems doing so necessary or desirable, it may amend the Partnership Agreement with the consent of Limited Partners owning more than 50% of the Interests then owned by all Limited Partners.  At a meeting called in accordance with the Partnership Agreement, upon the affirmative vote (in person or by proxy) of Limited Partners owning more than 50% of the Interests then owned by the Limited Partners (or as otherwise provided for by state law), the following actions may be taken without the consent of APM Funds: (i) the Partnership Agreement may be amended in accordance with and only to the extent permissible under CULPA, provided, however, that consent of all Limited Partners is required for amendments requiring consent of all Limited Partners (i.e., changing or altering the provisions of the Partnership Agreement relating to amendments and meetings, extending the term of the Partnership, reducing the capital account of any partner or modifying the percentage of profits, losses or distributions to which any partner is entitled); in addition, reduction of the capital account of any assignee or modification of the percentage of profits, losses or distributions to which an assignee is entitled can not be effected by amendment or supplement to the Partnership Agreement without the assignee’s consent; (ii) the Partnership may be dissolved; (iii) APM Funds may be removed as general partner and replaced; (iv) a new general partner or general partners may (to the extent permitted by CULPA) be elected if APM Funds elects to withdraw from the Partnership; (v) the sale of all or substantially all of the assets of the Partnership may be approved; and (vi) any contract for services with APM Funds or its affiliates may be canceled on sixty (60) days written notice without penalty.

Liquidation Rights.  Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership will terminate and be dissolved.  Dissolution, payment of creditors and distribution of Partnership assets will be effected as soon as practicable in accordance with CULPA.

Liability of the Limited Partners.  Except as otherwise provided by law, the Interests, when purchased in accordance with the Partnership Agreement, are fully paid and non-assessable.  APM Funds will be liable for all obligations of the Partnership to the extent that the assets of the fund are insufficient to discharge such obligations.  No Limited Partner will be liable for the Partnership’s obligations in excess of the capital contributed by such Limited Partner, plus the Limited Partner’s share of undistributed profits and assets (including the Limited Partner’s obligation, as required by law, under certain circumstances to return to the Partnership distributions and returns of contributions).

Restrictions on Alienability.  The Interests are subject to restrictions on alienability.  Each Limited Partner expressly agrees in the Partnership Agreement that he will not assign, transfer or dispose of, by gift or otherwise, any of his Interest or any part of all of his right, title and interest in the capital or profits of the Partnership without the written consent of APM Funds.

The following sections of Item 202 of Regulation S-K are not applicable to the Interests: (a)(1)(ii), (iii), (vi), (viii), (xi); (a)(2) through (5); (b) through (f).

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item are included herewith following the Index to Financial Statements and are incorporated by reference into this Item 13.  The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements filed as a part of the Registration Statement on Form 10 are identified in the Index to Financial Statements appearing after the signature page hereof, which is incorporated by reference into this Item 15.

(b)	Exhibits

The following documents are filed herewith and made part of this Registration Statement.

Exhibit Designation	Description
3.1*	Certificate of Formation of Winton Futures Fund, L.P. (US)
4.1*	First Amended Agreement of Limited Partnership of Winton Futures Fund, L.P. (US)
10.1	Advisory Contract between Winton Futures Fund, L.P. (US), Rockwell Futures Management, Inc.* and Winton Capital Management Limited and Amendment thereto dated June 1, 2008
10.2*	Introducing Broker Clearing Agreement between Fimat USA LLC*** and Altegris Investments, Inc.
10.3*	Form of Selling Agency Agreement

* Incorporated by reference to the Partnership’s Form 10, previously filed on July 30, 2008.
** Rockwell Futures Management, Inc. is now Altegris Portfolio Management, Inc.
*** Fimat USA, LLC is now Newedge USA, LLC

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 26, 2008	WINTON FUTURES FUND, L.P. (US) By: ALTEGRIS PORTFOLIO MANAGEMENT, INC. (d/b/a APM Funds), its general partner /s/ Jon C. Sundt Jon C. Sundt, President

Index to Financial Statements

Winton Futures Fund, L.P. (US) Financial Statements, June 30, 2008 (unaudited)
Statement of Financial Condition as of June 30, 2008 (unaudited) and December 31, 2007 (audited)	A-1
Condensed Schedule of Investments as of June 30, 2008 (unaudited)	A-2
Condensed Schedule of Investments as of December 31, 2007 (audited)	A-3
Statements of Operations for the Three and Six Months Ended June 30, 2008 and 2007 (unaudited)	A-4
Statement of Changes in Partners’ Capital (Net Asset Value) for the Six Months Ended June 30, 2008 and 2007 (unaudited)	A-5
Statement of Cash Flows for the Six Months Ended June 30, 2008 and 2007 (unaudited)	A-6
Notes to Financial Statements	A-7

Winton Futures Fund, L.P. (US) Financial Statements, March 31, 2008 (unaudited)
Statement of Financial Condition as of March 31, 2008 (unaudited) and December 31, 2007 (audited)	B-1
Condensed Schedule of Investments as of March 31, 2008 (unaudited)	B-2
Condensed Schedule of Investments as of December 31, 2007 (audited)	B-3
Statements of Operations for the Three Months Ended March 31, 2008 and 2007 (unaudited)	B-4
Statements of Changes in Partners’ Capital (Net Asset Value) for the Three Months Ended March 31, 2008 and 2007 (unaudited)	B-5
Statements of Cash Flows for the Three Months Ended march 31, 2008 and 2007 (unaudited)	B-6
Notes to Financial Statements	B-7

Winton Futures Fund, L.P. (US) Financial Statements, Years Ended December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm	C-1
Statement of Financial Condition as of December 31, 2007 and 2006 (audited)	C-2
Condensed Schedule of Investments as of December 31, 2007 and 2006 (audited)	C-3
Statement of Operations for the years ended December 31, 2007 and 2006 (audited)	C-5
Statement of Changes in Partners’ Capital (Net Asset Value) for the years ended December 31, 2007 and 2006 (audited)	C-6
Statement of Cash Flows for the years ended December 31, 2007 and 2006 (audited)	C-7
Notes to Financial Statements	C-8

Altegris Portfolio Management, Inc., Balance Sheets, as of June 30, 2008 and December 31, 2007
Report of Independent Registered Public Accounting Firm	D-1
Balance Sheets for June 30, 2008 (unaudited) and December 31, 2007 (audited)	D-2
Notes to Balance Sheets	D-3

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2008 (Unaudited) and DECEMBER 31, 2007 (Audited)
_______________

	2008	2007
ASSETS
Equity in Newedge USA, LLC account
Cash	$35,677,062	$25,952,767
Unrealized gain on open commodity futures contracts	7,911,673	1,354,533
Interest receivable	20,000	53,503

	43,608,735	27,360,803

Cash and cash equivalents	178,406,236	84,729,844
Other assets	375	1,125

Total assets	$222,015,346	$112,091,772

LIABILITIES
Commissions payable	$31,740	$31,362
Management fee payable	196,884	115,550
Service fees payable	180,074	59,483
Incentive fee payable	2,686,346	988,849
Redemptions payable	3,915,479	4,725,873
Subscriptions received in advance	14,698,700	10,612,046
Other liabilities	42,856	43,748

Total liabilities	21,752,079	16,576,911

PARTNERS’ CAPITAL (NET ASSET VALUE)
General Partner	3,381	2,899
Limited Partners	200,259,886	95,511,962

Total partners’ capital (Net Asset Value)	200,263,267	95,514,861

Total liabilities and partners’ capital	$222,015,346	$112,091,772

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
CONDENSED SCHEDULE OF INVESTMENTS
JUNE 30, 2008 (Unaudited)
_______________

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

LONG FUTURES CONTRACTS:
Agriculture	July 08 - Nov 10	742	$1,689,933	0.84%
Currencies	Sept 08 - Dec 09	791	945,282	0.47%
Energy	Aug 08 - Oct 08	158	805,455	0.40%
Interest Rates	Sept 08 - Dec 08	44	(16,666)	(0.01)%
Metals	July 08 - Oct 08	250	366,018	0.18%
Stock Indices	Sept 08	28	(119,835)	(0.06)%
Treasury Rate	Sept 08	566	267,787	0.13%

Total long futures contracts		2,579	3,937,974	1.95%

SHORT FUTURES CONTRACTS:
Agriculture	July 08 - June 09	61	25,218	0.01%
Currencies	Sept 08 - Sept 09	406	(12,060)	(0.01)%
Interest Rates	Sept 08 - Dec 09	1,104	1,365,197	0.68%
Metals	July 08 - Sept 08	91	117,842	0.06%
Stock Indices	July 08 - Sept 08	774	2,477,502	1.24%

Total short futures contracts		2,436	3,973,699	1.98%

Total futures contracts		5,015	$7,911,673	3.93%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 (Audited)
_______________

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

INVESTMENTS AT DECEMBER 31, 2007

LONG FUTURES CONTRACTS:
Agriculture	Jan - Dec 08	684	$1,060,910	1.11%
Currencies	Mar 08 - Jun 09	2,218	64,435	0.07%
Energy	Jan - Apr 08	125	537,853	0.56%
Interest Rates	Jan 08 - Jun 09	320	(55,484)	(0.06)%
Metals	Jan - Apr 08	223	(202,035)	(0.21)%
Stock Indices	Jan - Mar 08	476	16,876	0.02%
Treasury Rate	Mar-08	515	(103,751)	(0.11)%

Total long futures contracts		4,561	1,318,804	1.38%

SHORT FUTURES CONTRACTS:
Agriculture	Feb - May 08	171	(147,729)	(0.15)%
Currencies	Mar-08	47	(40,394)	(0.04)%
Energy	Feb-08	25	(63,820)	(0.07)%
Interest Rates	Mar 08 - Mar 09	371	(36,278)	(0.04)%
Metals	Jan - Mar 08	108	307,743	0.32%
Stock Indices	Mar-08	8	18,379	0.02%
Treasury Rates	Mar-08	76	(2,172)	0.00%

Total short futures contracts		806	35,729	0.04%

BALANCES, DECEMBER 31, 2007		5,367	$1,354,533	1.42%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)
_______________

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
TRADING GAINS (LOSSES)
Gain (Loss) on trading of
commodity futures contracts
Realized	$4,681,461	$10,366,842	$21,782,107	$6,397,376
Change in unrealized	8,943,783	(394,553)	6,557,140	(1,173,887)
Brokerage commissions	(142,193)	(165,385)	(255,114)	(399,294)

Gain from trading	13,483,051	9,806,904	28,084,133	4,824,195

NET INVESTMENT INCOME (LOSS)
Income
Interest income	958,284	909,212	1,932,828	1,661,861

Expenses
General Partner management fee	530,354	277,386	934,821	524,034
Service fees	435,581	126,370	679,774	222,097
Incentive fee	2,686,346	957,365	5,616,723	972,318
Professional fees	80,414	45,410	84,613	83,995

Total expenses	3,732,695	1,406,531	7,315,931	1,802,444

Net investment (loss)	(2,774,411)	(497,319)	(5,383,103)	(140,583)

NET INCOME	$10,708,640	$9,309,585	$22,701,030	$4,683,612

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)
_______________

		Limited Partners
	Total	Class A	Class B	Special Interests	General Partner

Balances at December 31, 2007	$95,514,861	$35,501,499	$50,243,852	$9,766,611	$2,899

Transfer	0	(981,335)	981,335	0	0

Capital additions	96,949,869	64,322,010	32,627,859	0	0

Capital withdrawals	(14,844,701)	(990,130)	(13,687,571)	(167,000)	0

Net income for the six months
ended June 30, 2008	22,701,030	10,040,014	10,969,464	1,691,069	483

Offering costs	(57,792)	(30,537)	(24,059)	(3,195)	(1)

Balances at June 30, 2008	$200,263,267	$107,861,521	$81,110,880	$11,287,485	$3,381

Balances at December 31, 2006	$57,161,095	$16,714,934	$31,527,995	$8,915,623	$2,543

Transfer	0	0	0	0	0

Capital additions	26,733,920	9,599,920	16,704,000	430,000	0

Capital withdrawals	(4,655,574)	(1,100,574)	(2,335,000)	(1,220,000)	0

Net income for the six months
ended June 30, 2007	4,683,612	1,358,840	2,879,856	444,790	126

Offering costs	(605)	(184)	(351)	(70)	0

Balances at June 30, 2007	$83,922,448	$26,572,936	$48,776,500	$8,570,343	$2,669

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)
_______________

	2008	2007
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net income	$22,701,030	$4,683,612
Adjustments to reconcile net income to net cash from (for)
operating activities:
Decrease (increase) in commodity futures trading accounts:
Cash	(9,724,295)	5,586,928
United States government securities	0	(3,954,686)
Unrealized (gain) loss on open commodity futures contracts	(6,557,140)	1,173,888
(Increase) decrease in interest receivable	33,503	(16,132)
(Increase) decrease in other assets	750	750
Increase (decrease) in commissions payable	378	2,370
Increase (decrease) in management fee and service fees payable	201,925	45,871
Increase (decrease) in incentive fee payable	1,697,497	299,563
Increase (decrease) in other liabilities	(892)	(652)

Net cash from (for) operating activities	8,352,756	7,821,512

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital withdrawals	(15,655,095)	(5,541,430)
Capital contributions	101,036,523	20,681,871
Offering costs	(57,792)	(605)

Net cash from financing activities	85,323,636	15,139,836

NET INCREASE IN CASH AND CASH EQUIVALENTS	93,676,392	22,961,348

CASH, at beginning of period	84,729,844	44,437,784

CASH, at end of period	$178,406,236	$67,399,132

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS
_______________

NOTE 1 -                              ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Description of the Partnership

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Amended Agreement of Limited Partnership (“Agreement”).  The Partnership’s general partner is Altegris Portfolio Management, Inc. (the “General Partner”).  The Partnership speculatively trades commodity futures contracts, options on futures contracts, forward contracts and other commodity interests.  The objective of the Partnership’s business is appreciation of its assets.

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Capital Accounts and Allocation of Income and Losses

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.  A capital account will be maintained for each partner in the Winton Futures Fund, L.P. (US) (the “Partnership”) in accordance with the terms of the Agreement of Limited Partnership as amended from time to time (the “Agreement”).  A partner’s capital account will be increased by the partner’s capital contributions and reduced by the partner’s capital withdrawals and any distributions to the Partner.  Each partner’s capital account will be reduced by management fees and service fees applicable to their capital account for the month.  Any remaining net profits or net losses during any month shall be allocated as of the end of each month to the capital account of all partners in the proportion which each partner’s capital account as of the beginning of such month bore to the sum of the capital accounts of all the partners as of the beginning of the month.  With respect to each partner who has been allocated trading profits to its capital account for a month, the incentive fee payable to the Partnership’s advisor is then deducted from the capital account of the partner based on their allocable share of the trading profits.

Income and losses from the Partnership are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Amended Agreement of Limited Partnership.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on their own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Fair Value

The Partnership accounts for certain assets and liabilities at fair value under various accounting literature and applicable industry guidance.  The Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement (SFAS No. 157) on January 1, 2008.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.  In accordance with SFAS No. 157, the Partnership has categorized its financial instruments, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy.  The fair value gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the statement of financial condition at June 30, 2008 are categorized as Level 1 based on the inputs to the valuation techniques.  Level 1 means they are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Partnership has the ability to access.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value (continued)

The fair values of Level 1 financial instruments at June 30, 2008, consisted of the following:

Futures contracts                                                                      $    7,911,673

The fair values of futures contracts are based upon an underlying asset, index, or reference rate or a combination of these factors. The Partnership uses futures contracts as part of its trading activities.  The fair value of U.S. Treasury Bills is based on amortized cost, which approximates fair value.

Interim Financial Statements

The financial statements included herein were prepared by us without audit. The financial statements reflect, in the opinion of management, all adjustments necessary that were of normal and recurring nature and adequate disclosures to present fairly the financial position and results of operations as of and for the periods indicated.  The results of operations for the three and six months ended June 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year or for any other period.

NOTE 2 -	AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership’s trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited (“Advisor”).  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -    AGREEMENTS AND RELATED PARTIES (CONTINUED)

Brokerage Agreements

FIMAT USA, LLC (now known as Newedge USA, LLC) became the Partnership’s commodity broker (the “Clearing Broker”) during 2007, pursuant to the terms of a brokerage agreement. Prior to FIMAT USA, LLC, Man Financial Inc. acted as the Partnership’s commodity broker.  The Partnership pays brokerage commissions to the Clearing Broker for clearing trades on its behalf.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership’s management fee net asset value (as defined).  The terms of the Partnership Agreement provide that the General Partner may declare any Limited Partner a “Special Limited Partner” (referred to as a “Special Interest” in these financial statements) and the management fees or other fees charged to any such Partner may be different than those charged to other Limited Partners as described in the Partnership’s Offering Memorandum.  The specific circumstances under which the General Partner may exercise such discretion are varied, and could include, but are not limited to, consideration as to the type of investor, size of investment, and/or commitment for future additional investment.  A determination by the General Partner to declare any partner a Special Limited Partner will not affect fees charged to other Limited Partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Related Party

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission.  Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the three and six months ended June 30, 2008 and 2007, commissions and continuing compensation received by Altegris amounted to $385,992, $174,696, $628,226 and $405,510, respectively.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -    AGREEMENTS AND RELATED PARTIES (CONTINUED)

Subscriptions, Distributions and Redemptions

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive redemption of capital, subject to restrictions in the Agreement.  The General Partner may request and receive redemption of capital, subject to the same terms as any Limited Partner.

NOTE 3 -    FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.

The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 3 -    FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES (CONTINUED)

The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash with Wilmington Trust (Custodian) in excess of the FDIC insurance coverage of $100,000.  At June 30, 2008, the Partnership had $14,658,957 in excess of the FDIC insurance coverage limit which is subject to loss should the Custodian cease operations.

The Partnership utilizes Horizon Cash Management, L.L.C. (Horizon) to manage cash not held with the Clearing Broker or Custodian.  At June 30, 2008, the asset balance with Horizon was $163,647,279.

NOTE 4 -    INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 5 -            SUBSEQUENT EVENTS

On June 2, 2008 the Partnership amended its Offering Memorandum.  The amended Offering Memorandum stipulates that, effective July 1, 2008, the Partnership will offer three Classes of Interests, Class A, Class B, and Institutional, all of which will be assessed a monthly management fee (as defined).  The management fee is payable to both the General Partner and the Advisor.  The Amendment also stipulates that variable expenses and other fixed fees, including a fixed administrative fee payable to the General Partner, are charged to the Interests (as defined).

In August 2008, the Partnership terminated cash management services with Horizon Cash Management, L.L.C.  Concurrently, the agreement with Wilmington Trust Company was expanded to include cash management services for cash not held with the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 6 -FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the three months and six months ended June 30, 2008 and 2007.  This information has been derived from information presented in the financial statements.

	Three months ended			Six months ended
	June 30, 2008			June 30, 2008
			Special			Special
	Class A	Class B	Interests	Class A	Class B	Interests

Total return for Limited Partners (4)	5.36%	5.64%	5.72%	16.57%	17.20%	17.36%

Ratio to average net asset value
Expenses prior to incentive fees (1) (3)	3.13%	2.06%	1.81%	3.02%	1.93%	1.66%
Incentive fees (4)	1.66%	1.49%	1.40%	3.82%	3.85%	3.88%

Total expenses	4.79%	3.55%	3.21%	6.84%	5.78%	5.54%

Net investment income (loss) (1) (2) (3)	-0.90%	0.18%	0.44%	-0.44%	0.77%	1.08%

	Three months ended			Six months ended
	June 30, 2007			June 30, 2007
			Special			Special
	Class A	Class B	Interests	Class A	Class B	Interests

Total return for Limited Partners (4)	12.27%	12.65%	12.90%	4.64%	5.30%	5.61%

Ratio to average net asset value
Expenses prior to incentive fees (1) (3)	3.06%	1.98%	1.74%	3.00%	1.98%	1.73%
Incentive fees (4)	1.23%	1.25%	1.02%	1.37%	1.37%	0.96%

Total expenses	4.29%	3.23%	2.76%	4.37%	3.35%	2.69%

Net investment income (1) (2) (3)	1.57%	2.65%	2.91%	1.51%	2.53%	2.76%

Total return and the ratios to average net asset value are calculated for Limited Partners’ capital taken as a whole. An individual Limited Partner’s total return and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals.

(1)	Includes offering costs, if any.
(2)	Excludes incentive fee.
(3)	Annualized.
(4)	Not annualized.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF FINANCIAL CONDITION
MARCH 31, 2008 (Unaudited) and DECEMBER 31, 2007 (Audited)
_______________

	2008	2007
ASSETS
Equity in Newedge USA, LLC account
Cash	$28,064,495	$25,952,767
United States government securities	2,995,380	0
Unrealized gain (loss) on open commodity futures contracts	(1,032,110)	1,354,533
Interest receivable	29,394	53,503

	30,057,159	27,360,803

Cash and cash equivalents	122,192,186	84,729,844
Other assets	750	1,125

Total assets	$152,250,095	$112,091,772

LIABILITIES
Commissions payable	$20,418	$31,362
Management fee payable	150,424	115,550
Service fees payable	91,846	59,483
Incentive fee payable	2,930,377	988,849
Redemptions payable	1,439,269	4,725,873
Subscriptions received in advance	16,359,984	10,612,046
Other liabilities	36,875	43,748

Total liabilities	21,029,193	16,576,911

PARTNERS' CAPITAL (NET ASSET VALUE)
General Partner	3,209	2,899
Limited Partners	131,217,693	95,511,962

Total partners' capital (Net Asset Value)	131,220,902	95,514,861

Total liabilities and partners' capital	$152,250,095	$112,091,772

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
CONDENSED SCHEDULE OF INVESTMENTS
MARCH 31, 2008 (Unaudited)
_______________

UNITED STATES GOVERNMENT SECURITIES:

Description	Maturity Date	Face Value	Market Value	% of Partners Capital

U.S Treasury Bills	4/4/2008	$3,000,000	$2,995,380	2.28%

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

LONG FUTURES CONTRACTS:
Agriculture	May 08 - Dec 08	586	$(1,761,752)	(1.34)%
Currencies	Jun 08 - Sep 09	1,456	749,401	0.57%
Energy	Apr 08 - Jun 08	192	(126,630)	(0.10)%
Interest Rates	Jun 08 - Sep 09	76	16,067	0.01%
Metals	May 08 - Aug 08	134	(532,458)	(0.41)%
Stock Indices	Apr 08 - Jun 08	137	185,779	0.14%
Treasury Rate	Jun 08	307	328,611	0.25%

Total long futures contracts		2,888	(1,140,982)	(0.88)%

SHORT FUTURES CONTRACTS:
Agriculture	Apr 08 - Jan 09	98	132,232	0.10%
Currencies	Apr 08 - Sept 08	72	67,935	0.05%
Interest Rates	Jun 08 - Dec 08	254	52,255	0.04%
Metals	May 08	20	(40,436)	(0.03)%
Stock Indices	Apr 08 - Jun 08	124	(103,114)	(0.08)%

Total short futures contracts		568	108,872	0.08%

Total futures contracts		3,456	$(1,032,110)	(0.80)%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 (Audited)
_______________

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

INVESTMENTS AT DECEMBER 31, 2007

LONG FUTURES CONTRACTS:
Agriculture	Jan - Dec 08	684	$1,060,910	1.11%
Currencies	Mar 08 - Jun 09	2,218	64,435	0.07%
Energy	Jan - Apr 08	125	537,853	0.56%
Interest Rates	Jan 08 - Jun 09	320	(55,484)	(0.06)%
Metals	Jan - Apr 08	223	(202,035)	(0.21)%
Stock Indices	Jan - Mar 08	476	16,876	0.02%
Treasury Rate	Mar-08	515	(103,751)	(0.11)%

Total long futures contracts		4,561	1,318,804	1.38%

SHORT FUTURES CONTRACTS:
Agriculture	Feb - May 08	171	(147,729)	(0.15)%
Currencies	Mar-08	47	(40,394)	(0.04)%
Energy	Feb-08	25	(63,820)	(0.07)%
Interest Rates	Mar 08 - Mar 09	371	(36,278)	(0.04)%
Metals	Jan - Mar 08	108	307,743	0.32%
Stock Indices	Mar-08	8	18,379	0.02%
Treasury Rates	Mar-08	76	(2,172)	0.00%

Total short futures contracts		806	35,729	0.04%

BALANCES, DECEMBER 31, 2007		5,367	$1,354,533	1.42%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

	2008	2007
TRADING GAINS (LOSSES)
Gain (Loss) on trading of commodity futures contracts
Realized	$17,100,646	$(3,969,466)
Change in unrealized	(2,386,643)	(779,334)
Brokerage commissions	(112,921)	(233,909)

Gain (Loss) from trading	14,601,082	(4,982,709)

NET INVESTMENT INCOME (LOSS)
Income
Interest income	974,544	752,649

Expenses
General Partner management fee	404,467	246,648
Service fees	244,193	95,727
Incentive fee	2,930,377	14,953
Professional fees	4,199	38,585

Total expenses	3,583,236	395,913

Net investment income (loss)	(2,608,692)	356,736

NET INCOME (LOSS)	$11,992,390	$(4,625,973)

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

		Limited Partners
	Total	Class A	Class B	Special Interests	General Partner

Balances at December 31, 2007	$95,514,861	$35,501,499	$50,243,852	$9,766,611	$2,899

Transfer	0	(930,548)	930,548	0	0

Capital additions	28,155,900	16,099,450	12,056,450	0	0

Capital withdrawals	(4,442,249)	(918,367)	(3,356,882)	(167,000)	0

Net income for the three months
ended March 31, 2008	11,992,390	4,499,785	6,414,983	1,077,312	310

Balances at March 31, 2008	$131,220,902	$54,251,819	$66,288,951	$10,676,923	$3,209

Balances at December 31, 2006	$57,161,095	$16,714,934	$31,527,995	$8,915,623	$2,543

Transfer	0	0	0	0	0

Capital additions	18,150,550	5,370,550	12,350,000	430,000	0

Capital withdrawals	(2,025,109)	(105,109)	(1,920,000)	0	0

Net (loss) for the three months
ended March 31, 2007	(4,625,973)	(1,450,724)	(2,571,398)	(603,679)	(172)

Balances at March 31, 2007	$68,660,563	$20,529,651	$39,386,597	$8,741,944	$2,371

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (Unaudited)
_______________

	2008	2007
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net income (loss)	$11,992,390	$(4,625,973)
Adjustments to reconcile net income to net cash from (for)
operating activities:
Decrease (increase) in commodity futures trading accounts:
Cash	(2,111,728)	4,032,339
United States government securities	(2,995,380)	0
Unrealized loss on open commodity futures contracts	2,386,643	779,334
(Increase) decrease in interest receivable	24,109	(1,134)
(Increase) decrease in other assets	375	375
Increase (decrease) in commissions payable	(10,944)	(6,684)
Increase (decrease) in management fee and service fees payable	67,237	21,930
Increase (decrease) in incentive fee payable	1,941,528	(642,850)
Increase (decrease) in other liabilities	(6,873)	(657)

Net cash from (for) operating activities	11,287,357	(443,320)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital withdrawals	(7,728,853)	(3,403,001)
Capital contributions	33,903,838	15,088,371

Net cash from financing activities	26,174,985	11,685,370

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,462,342	11,242,050

CASH, at beginning of period	84,729,844	44,437,784

CASH, at end of period	$122,192,186	$55,679,834

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS
_______________

NOTE 1 -    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Description of the Partnership

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Amended Agreement of Limited Partnership (“Agreement”).  The Partnership’s general partner is Altegris Portfolio Management, Inc. (the “General Partner”).  The Partnership speculatively trades commodity futures contracts, options on futures contracts, forward contracts and other commodity interests.  The objective of the Partnership’s business is appreciation of its assets.

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Capital Accounts and Allocation of Income and Losses

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.  A capital account will be maintained for each partner in the Winton Futures Fund, L.P. (US) (the “Partnership”) in accordance with the terms of the Agreement of Limited Partnership, as amended from time to time, (the “Agreement”).  A partner’s capital account will be increased by the partner’s capital contributions and reduced by the partner’s capital withdrawals and any distributions to the Partner.  Each partner’s capital account will be reduced by management fees and service fees applicable to their capital account for the month.  Any remaining net profits or net losses during any month shall be allocated as of the end of each month to the capital account of all partners in the proportion which each partner’s capital account as of the beginning of such month bore to the sum of the capital accounts of all the partners as of the beginning of the month.  With respect to each partner who has been allocated trading profits to its capital account for a month, the incentive fee payable to the Partnership’s advisor is then deducted from the capital account of the partner based on their allocable share of the trading profits.

Income and losses from the Partnership are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Amended Agreement of Limited Partnership.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on their own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Fair Value

The Partnership accounts for certain assets and liabilities at fair value under various accounting literature and applicable industry guidance.  The Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement (SFAS No. 157) on January 1, 2008.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.  In accordance with SFAS No. 157, the Partnership has categorized its financial instruments, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy.  The fair value gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the statement of financial condition at March 31, 2008 are categorized as Level 1 based on the inputs to the valuation techniques.  Level 1 means they are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Partnership has the ability to access.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 1 -    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value (continued)

The fair values of Level 1 financial instruments at March 31, 2008, consisted of the following:

Futures contracts	$(1,032,110)
U.S. Treasury Bill	2,995,380

The fair values of futures contracts are based upon an underlying asset, index, or reference rate or a combination of these factors. The Partnership uses futures contracts as part of its trading activities.  The fair value of U.S. Treasury Bills is based on amortized cost, which approximates fair value.

Interim Financial Statements

The financial statements included herein were prepared by us without audit. The financial statements reflect, in the opinion of management, all adjustments necessary that were of normal and recurring nature and adequate disclosures to present fairly the financial position and results of operations as of and for the periods indicated.  The results of operations for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year or for any other period.

NOTE 2 -    AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership’s trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited (“Advisor”).  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -    AGREEMENTS AND RELATED PARTIES (CONTINUED)

Brokerage Agreements

FIMAT USA, LLC (now known as Newedge USA, LLC) became the Partnership’s commodity broker (the “Clearing Broker”) during 2007, pursuant to the terms of a brokerage agreement. Prior to FIMAT USA, LLC, Man Financial Inc. acted as the Partnership’s commodity broker.  The Partnership pays brokerage commissions to the Clearing Broker for clearing trades on its behalf.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership’s management fee net asset value (as defined).  The terms of the Partnership Agreement provide that the General Partner may declare any Limited Partner a “Special Limited Partner” (referred to as a “Special Interest” in these financial statements) and the management fees or other fees charged to any such Partner may be different than those charged to other Limited Partners as described in the Partnership’s Offering Memorandum.  The specific circumstances under which the General Partner may exercise such discretion are varied, and could include, but are not limited to, consideration as to the type of investor, size of investment, and/or commitment for future additional investment.  A determination by the General Partner to declare any partner a Special Limited Partner will not affect fees charged to other Limited Partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Related Party

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission.  Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the three months ended March 31, 2008 and 2007, commissions and continuing compensation received by Altegris amounted to $242,234 and $230,814, respectively.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 2 -    AGREEMENTS AND RELATED PARTIES (CONTINUED)

Subscriptions, Distributions and Redemptions

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive redemption of capital, subject to restrictions in the Agreement.  The General Partner may request and receive redemption of capital, subject to the same terms as any Limited Partner.

NOTE 3 -    FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.

The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 3 -    FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES (CONTINUED)

The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash with Wilmington Trust (Custodian) in excess of the FDIC insurance coverage of $100,000.  At March 31, 2008, the Partnership had $3,043,206 in excess of the FDIC insurance coverage limit which is subject to loss should the Custodian cease operations.

The Partnership utilizes Horizon Cash Management, L.L.C. (Horizon) to manage cash not held with the Clearing Broker or Custodian.  At March 31, 2008, the asset balance with Horizon was $119,048,980.

NOTE 4 -    INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

WINTON FUTURES FUND, L.P. (US)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

NOTE 5 -    FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the three months ended March 31, 2008 and 2007.  This information has been derived from information presented in the financial statements.

	March 31, 2008
			Special
	Class A	Class B	Interests

Total return for Limited Partners (4)	10.64%	10.94%	11.01%

Ratio to average net asset value
Expenses prior to incentive fee (1) (3)	2.82%	1.76%	1.50%
Incentive fee (4)	2.35%	2.45%	2.49%

Total expenses	5.17%	4.21%	3.99%

Net investment income (1) (2) (3)	0.38%	1.47%	1.73%

	March 31, 2007
			Special
	Class A	Class B	Interests

Total return for Limited Partners (4)	(6.79)%	(6.52)%	(6.46)%

Ratio to average net asset value
Expenses prior to incentive fee (1) (3)	2.92%	1.97%	1.72%
Incentive fee (4)	0.00%	0.04%	0.00%

Total expenses	2.92%	2.01%	1.72%

Net investment income (1) (2) (3)	1.44%	2.39%	2.64%

Total return and the ratios to average net asset value are calculated for Limited Partners’ capital taken as a whole. An individual Limited Partner’s total return and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals.

(1)	Includes offering costs, if any.
(2)	Excludes incentive fee.
(3)	Annualized.
(4)	Not annualized.

 SPICER JEFFRIES LLP
CERTIFIED PUBLIC ACCOUNTANTS

5251 SOUTH QUEBEC STREET • SUITE 200
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Winton Futures Fund, L.P. (US)

We have audited the accompanying statements of financial condition, including the condensed schedules of investments of Winton Futures Fund, L.P. (US) (A Colorado Limited Partnership) as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winton Futures Fund, L.P. (US) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 18, 2008

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
Equity in FIMAT USA, Inc. account
Cash	$25,952,767	$20,786,496
Unrealized gain on open commodity futures contracts	1,354,533	2,094,290
Interest receivable	53,503	55,248

	27,360,803	22,936,034

Cash and cash equivalents	84,729,844	44,437,784
Other assets	1,125	1,125

Total assets	$112,091,772	$67,374,943

LIABILITIES
Commissions payable	$31,362	$35,826
Management fee payable	115,550	68,970
Service fees payable	59,483	28,148
Incentive fee payable	988,849	657,802
Redemptions payable	4,725,873	1,469,975
Subscriptions received in advance	10,612,046	7,929,000
Other liabilities	43,748	24,127

Total liabilities	16,576,911	10,213,848

PARTNERS' CAPITAL (NET ASSET VALUE)
General Partner	2,899	2,543
Limited Partners	95,511,962	57,158,552

Total partners' capital (Net Asset Value)	95,514,861	57,161,095

Total liabilities and partners' capital	$112,091,772	$67,374,943

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 AND 2006

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital

INVES TMENTS AT DECEMBER 31, 2007

LONG FUTURES CONTRACTS:
Agriculture	Jan - Dec 08	684	$1,060,910	1.11%
Currencies	Mar 08 - Jun 09	2,218	64,435	0.07%
Energy	Jan - Apr 08	125	537,853	0.56%
Interest Rates	Jan 08 - Jun 09	320	(55,484)	(0.06)%
Metals	Jan - Apr 08	223	(202,035)	(0.21)%
Stock Indices	Jan - Mar 08	476	16,876	0.02%
Treasury Rates	Mar-08	515	(103,751)	(0.11)%

Total long futures contracts		4,561	1,318,804	1.38%

SHORT FUTURES CONTRACTS :
Agriculture	Feb - May 08	171	(147,729)	(0.15)%
Currencies	Mar-08	47	(40,394)	(0.04)%
Energy	Feb-08	25	(63,820)	(0.07)%
Interest Rates	Mar 08 - Mar 09	371	(36,278)	(0.04)%
Metals	Jan - Mar 08	108	307,743	0.32%
Stock Indices	Mar-08	8	18,379	0.02%
Treasury Rates	Mar-08	76	(2,172)	0.00%

Total short futures contracts		806	35,729	.0.04%

BALANCES, DECEMBER 31, 2007		5,367	$1,354,533	1.42%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2007 AND 2006

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital
INVESTMENTS AT DECEMBER 31, 2006

LONG FUTURES CONTRACTS :
Agriculture	Feb - Mar 07	161	$48,855	0.09%
Currencies	Mar 07 - Jun 08	1,209	126,408	0.22%
Metals	Jan - Apr 07	220	27,932	0.05%
Stock Indices	Jan - Mar 07	876	619,691	1.08%
Treasury Rates	Mar - Jun 07	508	(205,689)	(0.36)%

Total long futures contracts		2,974	617,197	1.08%

SHORT FUTURES CONTRACTS :
Agriculture	Jan - May 07	214	(150,444)	(0.26)%
Currencies	Mar - Sep 07	519	759,649	1.33%
Energy	Jan - Mar 07	196	676,833	1.18%
Interest Rates	Mar 07 - Mar 08	1,578	214,535	0.38%
Metals	Jan - Mar 07	63	(79,026)	(0.14)%
Stock Indices	Mar 07	161	36,847	0.06%
Treasury Rates	Mar - Jun 07	396	18,699	0.03%

Total short futures contracts		3,127	1,477,093	2.58%

BALANCES , DECEMBER 31, 2006		6,101	$2,094,290	3.66%

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
TRADING GAINS (LOSSES)
Gain (Loss) on trading of commodity futures contracts
Realized	$15,150,335	$4,746,506
Change in unrealized	(739,757)	1,396,014
Brokerage commissions	(673,161)	(676,866)

Gain from trading	13,737,417	5,465,654

NET INVESTMENT (LOSS)
Income
Interest income	3,810,719	1,783,498

Expenses
General Partner management fee	1,170,329	582,575
Service fees	536,306	245,933
Incentive fee	2,765,664	925,800
Professional fees	214,484	85,639

Total expenses	4,686,783	1,839,947

Net investment (loss)	(876,064)	(56,449)

NET INCOME	$12,861,353	$5,409,205

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Total	Class A	Class B	Special Interests	General Partner
Balances at December 31, 2005	$24,286,007	$9,533,419	$8,176,132	$6,574,214	$2,242

Capital additions	34,206,507	8,446,507	24,470,000	1,290,000	-

Capital withdrawals	(6,731,323)	(2,831,788)	(3,899,535)	-	-

Net income	5,409,205	1,569,448	2,786,282	1,053,174	301

Offering costs	(9,300)	(2,651)	(4,884)	(1,765)	-

Balances at December 31, 2006	57,161,095	16,714,934	31,527,995	8,915,623	2,543

Transfer	-	(1,127,544)	1,127,544	-	-

Capital additions	41,661,121	18,167,321	22,673,800	820,000	-

Capital withdrawals	(16,152,642)	(2,299,027)	(12,633,615)	(1,220,000)	-

Net income	12,861,353	4,051,251	7,557,205	1,252,541	356

Offering costs	(16,066)	(5,436)	(9,077)	(1,553)	-

Balances at December 31, 2007	$95,514,861	$35,501,499	$50,243,852	$9,766,611	$2,899

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net income	$12,861,353	$5,409,205
Adjustments to reconcile net income to net cash from (for) operating activities:
Decrease (increase) in commodity futures trading accounts:
Cash	(5,166,271)	(13,081,112)
Unrealized gain on open commodity futures contracts	739,757	(1,396,014)
(Increase) decrease in interest receivable	1,745	(43,372)
Increase (decrease) in commissions payable	(4,464)	8,904
Increase in management fee and service fees payable	77,915	53,217
Increase in incentive fee payable	331,047	655,795
Increase in other liabilities	19,621	6,058

Net cash from (for) operating activities	8,860,703	(8,387,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital withdrawals	(12,896,744)	(5,504,260)
Capital contributions	44,344,167	41,685,507
Offering costs	(16,066)	(9,300)

Net cash from financing activities	31,431,357	36,171,947

NET INCREASE IN CASH
AND CASH EQUIVALENTS	40,292,060	27,784,628

CASH, at beginning of year	44,437,784	16,653,156

CASH, at end of year	$84,729,844	$44,437,784

See accompanying notes.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Description of the Partnership

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Amended Agreement of Limited Partnership (“Agreement”).  The Partnership’s general partner is Altegris Portfolio Management, Inc. (the “General Partner”).  The Partnership speculatively trades commodity futures contracts, options on futures contracts, forward contracts and other commodity interests.  The objective of the Partnership’s business is appreciation of its assets.

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Capital Accounts and Allocation of Income and Losses

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.

Income and losses from Winton Futures Fund, L.P. (the “Partnership”) are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue pursuant to the terms of the Amended Agreement of Limited Partnership.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on their own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Reclassification

Certain amounts in the 2006 financial statements were reclassified to conform with the 2007 presentation.

Recently Issued Accounting Pronouncement

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Partnership’s financial statements.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -	AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership’s trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited (“Advisor”).  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

Brokerage Agreements

FIMAT USA, LLC became the Partnership’s commodity broker (the “Clearing Broker”) during 2007, pursuant to the terms of a brokerage agreement. Prior to FIMAT USA, LLC, Man Financial Inc. acted as the Partnership’s commodity broker.  The Partnership pays brokerage commissions to the Clearing Broker for clearing trades on its behalf.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership’s management fee net asset value (as defined).  The General Partner may declare any limited partner a “Special Limited Partner” and the management fees or incentive fees charged to any such partner may be different than those charged to other limited partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Related Party

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the SEC Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission. Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the years ended December 31, 2007 and 2006, commissions and continuing compensation received by Altegris amounted to $639,040 and $493,601, respectively.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -        AGREEMENTS AND RELATED PARTIES (CONTINUED)

Subscriptions, Distributions and Redemptions

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive redemption of capital, subject to restrictions in the Agreement.  The General Partner may request and receive redemption of capital, subject to the same terms as any Limited Partner.

NOTE 3 -        FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.

The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -       FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES (CONTINUED)

The Partnership’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash with Wilmington Trust (Custodian) in excess of the FDIC insurance coverage of $100,000.  At December 31, 2007, the Partnership had $10,525,771 in excess of the FDIC insurance coverage limit which is subject to loss should the Custodian cease operations.

The Partnership utilizes Horizon Cash Management, L.L.C. (Horizon) to manage cash not held with the Clearing Broker or Custodian.  At December 31, 2007, the asset balance with Horizon was $74,106,351.

NOTE 4 -       INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

WINTON FUTURES FUND, L.P. (US)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -       FINANCIAL HIGHLIGHTS
The following information presents the financial highlights of the Partnership for the years ended December 31, 2007 and 2006.  This information has been derived from information presented in the financial statements.

	2007
			Special
	Class A	Class B	Interests

Total return for Limited Partners	13.61%	14.97%	15.45%

Ratio to average net asset value
Expenses prior to incentive fee (1)	3.05%	2.03%	1.77%
Incentive fee	3.46%	3.33%	2.87%

Total expenses	6.51%	5.36%	4.64%

Net investment income (1) (2)	1.51%	2.56%	2.79%

	2006
			Special
	Class A	Class B	Interests

Total return for Limited Partners	13.31%	14.53%	14.37%

Ratio to average net asset value
Expenses prior to incentive fee (1)	3.00%	1.98%	1.73%
Incentive fee	2.19%	2.22%	2.34%

Total expenses	5.19%	4.20%	4.07%

Net investment income (1) (2)	1.32%	2.32%	2.59%

Total returns and the ratios to average net asset value are calculated for Limited Partners’ capital taken as a whole. An individual Limited Partner’s total returns and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals.

(1)	Includes offering costs.
(2)	Excludes incentive fee.

See accompanying notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Altegris Portfolio Management, Inc.

We have audited the accompanying balance sheet of Altegris Portfolio Management, Inc. as of December 31, 2007. This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Altegris Portfolio Management, Inc. as of December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Greenwood Village, Colorado

July 2, 2008

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS

JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30,	December 31,
ASSETS	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash	$19,209	$82,188
Receivables (Note 2)
Management fees receivable	286,809	169,913
Commissions receivable	148,000	58,146
Other receivables	46,886	21,042
Other current assets	1,858	1,858
Total current assets	502,762	333,147
INVESTMENTS - General partner interests in commodity
pool partnerships (Note 2)
FURNITURE, EQUIPMENT AND SOFTWARE,	8,697	7,487
net of accumulated depreciation of $41,137	1,166	1,166
	$512,625	$341,800

LIABILITIES AND SHAREHOLDER'S SURPLUS

CURRENT LIABILITIES:
Commissions payable	$210,207	$163,743
Accounts payable	36,447	14,698
Other liabilities	-	17,968
Total current liabilities	246,654	196,409
COMMITMENTS (Note 3)
SHAREHOLDER'S EQUITY (Note 4)
Common stock, no par value; 1,000,000 shares authorized,
200 shares issued and outstanding	10,000	10,000
Class A common stock, no par value, 10,000 shares authorized,
no shares issued	-	-
Additional paid in capital	135,391	135,391
Retained earnings	120,580	-
Total shareholder's equity	265,971	145,391

	$512,625	$341,800

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 1 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Altegris Portfolio Management, Inc. (the “Company”) was incorporated in Arkansas on December 2, 1985, is registered as an investment advisor with the state of California and as a commodity pool operator with the Commodity Futures Trading Commission.  As the General Partner and commodity pool operator for limited partnerships that engage in the speculative trading of equities, commodity futures and securities, the Company maintains all related books and records. In addition, the Company receives fees from related entities for consulting and administrative services.  The Company is a wholly owned subsidiary of Altegris Capital, L.L.C. (the “Parent”).

Effective January 15, 2007, the Company’s shares in its subsidiary, Altegris Investments, Inc. (“AII”), were distributed to the shareholders of the Company’s Parent, see Note 4.

Investments in Affiliated Partnerships

Investments in affiliated partnerships are carried at the Company’s underlying interest in the net asset value of the Partnerships.  This method results in accounting for the investments on the equity method wherein the investments are stated at cost and adjusted for the Company’s share of the income or loss of the investee partnerships.

Furniture, Equipment and Software

Furniture, equipment and software is stated at cost less accumulated depreciation.  Depreciation is provided on the declining balance method, based on estimated useful lives of five to seven years.

Income taxes

The Company is included in the consolidated income tax return of its parent.  As such, it has elected to be taxed under Subchapter S of the Internal Revenue Code.  Accordingly, taxable income or loss of the Company will be allocated to its shareholders, who are responsible for the payment of the taxes thereon.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Financial Instruments

Substantially all of the Company’s assets and liabilities are carried at fair value or contracted amounts that approximate fair value.  Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument.  Assets that are recorded at fair value consist largely of short-term receivables, and other current assets, which are carried at contracted amounts that approximate fair value.  Similarly, the Company’s liabilities consist of short-term liabilities and accrued expenses recorded at contracted amounts that approximate fair value.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements”. This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2007 the Company does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements. However, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES

The Company is the General Partner and commodity pool operator for several limited partnerships.  The Company, as General Partner, receives management fees as compensation for services provided on behalf of the limited partnerships.

The Company, in its capacity as General Partner, has advanced offering and organizational expenses for various partnerships.  The Company is reimbursed if sufficient limited partnership units are sold during the offering period and the pool commences operations.  In addition, the Company pays all general operating expenses on behalf of the limited partnerships and is reimbursed on a monthly basis.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES (continued)

Management fees and other receivables due from the limited partnerships at June 30, 2008 and December 31, 2007 were as follows:

	Management Fees Receivable		Other Receivables
	June 30,	December 31,	June 30,	December 31,
Partnership	2008	2007	2008	2007
APM - Valhalla Resource Fund, LLC	$11,119	$12,140	$5,231	$7,634
APM - Torrey Pines Fund, LP	77,979	41,555	5,176	8,060
Clarke Worldwide Fund, LP	871	668	-	-
Winton Futures Fund, L.P. (US)	196,840	115,550	36,479	5,348
	$286,809	$169,913	$46,886	$21,042

The Company also receives commissions from an unrelated offshore fund.  Commissions receivable were $148,000 and $58,146 at June 30, 2008 and December 31, 2007, respectively.

The Company’s general partnership interests in the limited partnerships at June 30, 2008 and December 31, 2007 and management fees received for the periods ended June 30, 2008 and December 31, 2007 were as follows:

	Investment		Management or Sponsor Fee		Management Fees
					Six months	Year ended
	June 30,	December 31,			ended June 30,	December 31,
Partnership	2008	2007	Frequency	Annual Rate	2008	2007
APM - Valhalla Resource Fund, LLC	$1,510	$1,375	Monthly	1.00%	$66,367	$165,208
APM - Torrey Pines Fund, LP	1,440	1,477	Quarterly	1.75% *	140,152	211,568
Clarke Worldwide Fund, LP	2,371	1,736	Monthly	1.00%	5,123	8,336
Winton Futures Fund, L.P. (US)	3,376	2,899	Monthly	0.75% for Class A	249,666	198,794
				1.75% for Class B	606,200	837,594
				1.50% for Special
				Interests	78,911	133,940
Totals	$8,697	$7,487			$1,146,419	$1,555,440

* This fee is received in the form of (i) a general partner management fee of 0.75% from the partnership, and (ii) a rebate from the portfolio manager management fee of 1.0%.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 3 -        OFF BALANCE SHEET RISKS AND UNCERTAINTIES

The Company is the General Partner of various partnerships.  The partnerships participate in the speculative trading of equities, commodity futures, mutual funds and securities which may be subject to margin requirements.  The partnerships are limited partnerships; therefore a limited partner bears only the risk of his investment in the partnership.  However, the Company as General Partner, additionally bears the risk for any legal actions taken against the partnership, margin calls or liabilities in excess of the partnership’s assets.

The Company’s policy is to continuously monitor the exposure to the partnerships through the use of a variety of financial position and credit exposure reporting and control procedures.  In addition, the Company, as General Partner, has a policy of reviewing the credit standing of each clearing broker or counterparty with which the partnerships conduct business.

NOTE 4 -       EQUITY TRANSACTIONS

Effective January 15, 2007, the Company’s former subsidiary, AII, was spun off from the Company to its Parent’s shareholders.  This resulted in an equity distribution of $1,876,820.

During the year ended December 31, 2007 the Company made distributions of $335,764 to its Parent.